Exhibit 99.1

FOR IMMEDIATE RELEASE

ARI Network Services Announces Fiscal 2014 Second Quarter Results

Milwaukee, Wis., March 6, 2014 – ARI Network Services (NASDAQ: ARIS), a leading provider of website, software, and data solutions that help dealers, distributors, and manufacturers Sell More Stuff!™, reported financial results today for its fiscal 2014 second quarter ended January 31, 2014.

Highlights for the fiscal second quarter included:

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Recurring revenues for the second quarter of fiscal year 2014 were $7.7 million, a 17.1% increase over the second quarter of fiscal year 2013. As a percentage of total revenues, recurring revenues in the second quarter were 94.7% in fiscal year 2014 versus 87.9% for the same period in fiscal year 2013.

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Total revenues for the second quarter of fiscal year 2014 were $8.1 million, an 8.8% increase over the same period last year.

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EBITDA, a non-GAAP measure, adjusted for non-cash charges, was $258,000 in the second quarter of fiscal year 2014, an increase of 7.1% compared to the same period last year.  Adjusting for the charge for termination benefits noted below, EBITDA would have been $492,000, an increase of 104% over the same period last year.

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As part of the company’s ongoing integration of acquisitions, the firm reduced its headcount in the second quarter resulting in a $234,000 charge for termination benefits.  It is anticipated that the reduction in headcount associated with the charge will result in $2.5 million in annualized savings.

Fiscal Year 2014 Second Quarter Financials

ARI reported revenues of $8.1 million for the second quarter of fiscal year 2014 versus $7.5 million for the second quarter of fiscal year 2013, an increase of 8.8%. Recurring revenue comprised 94.7% of total revenue for the second quarter of fiscal year 2014 versus 87.9% for the second quarter of fiscal year 2013.

Overall gross margin for the second quarter of fiscal year 2014 was 79.3%, versus 77.0% last year.  The gross margin improvement resulted primarily from the growth in the firm’s recurring revenue which carries a higher gross profit.

Operating loss was ($606,000) for the second quarter of fiscal year 2014, compared to ($566,000) for the same period last year. The decrease in results from operations was primarily due to the $234,000 charge related to termination benefits.

The company reported a net loss of ($461,000) or ($0.03) per share for the quarter, compared to net income of $4,000 or $0.00 per share last year.

Management Discussion

Roy W. Olivier, President and Chief Executive Officer of ARI, commented, “We continue to make good progress from our increased investment in sales and marketing which we initiated in the fiscal first quarter of 2014 and continued in the fiscal second quarter.  During the second quarter of fiscal 2014, we invested 30.0% of revenue in sales and marketing versus 25.6% for the same period last year.  Early indications are that these investments are having a positive impact as new dealer sales and upsells, measured as the annual contract value (“ACV”), are up 28.1% year to date versus last year. “

Mr. Olivier continued, “In addition, the Company showed improvement year over year in both its gross margin and recurring revenue as a percent of total revenue.”

William Nurthen, Chief Financial Officer, commented, “In the second quarter, we took action to reduce our headcount as we continue to see cost saving opportunities from the ongoing integration of our recent acquisitions.  This action was in line with our goal of increasing EBITDA and profitability in the back half of our fiscal year while at the same time preserving our ability to continue making investments in sales and marketing.”

Second Quarter Fiscal 2014 Conference Call

ARI will conduct a conference call on Thursday, March 6, 2014 at 4:30 pm EST to review the financial results for the fiscal quarter ended January 31, 2014. Interested parties can access the conference call by dialing (877) 359-3639 or (408) 427-3725 and referring to conference ID: 5211921.  The conference call is also being webcast, which is available in the Investor Relations section of the company’s website at www.investor.arinet.com.  A replay of the webcast will be archived on the Company’s website for 60 days.

Non-GAAP Measures

EBITDA, a non-GAAP measure, is defined as earnings before interest, income taxes, depreciation and amortization. Management believes EBITDA, to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. While management considers EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with generally accepted accounting principles (GAAP). Not all companies calculate EBITDA in the same manner and the measure as presented may not be comparable to similarly titled measures presented by other companies. A reconciliation of net income to EBITDA can be found on the investor relations section of our website for all periods presented.

About ARI

ARI Network Services, Inc. (ARI) (NASDAQ: ARIS) creates award-winning website, digital marketing, software-as-a-service (SaaS) and data-as-a-service (DaaS) solutions that help equipment manufacturers, distributors and dealers in outdoor power equipment, powersports, automotive tire and wheel, durable medical equipment, marine, RV, and white goods Sell More Stuff!™ – both online and in-store. Our innovative products are powered by a proprietary data repository of enriched original equipment and aftermarket content that spans more than 10.5 million active part and accessory SKUs, 469,000 models and $1.7 billion in retail product value. We remove the complexity of selling and servicing new and used inventory, parts, garments and accessories (PG&A) for our customers -- 22,000 equipment dealers, 195 distributors and 140 manufacturers worldwide. For more information on ARI, visit www.investor.arinet.com.

Additional Information

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Follow @ARI_Net on Twitter: www.twitter.com/ARI_Net

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Become a fan of ARI on Facebook: www.facebook.com/ARINetwork

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Read more about ARI: www.investor.arinet.com/about-us

(Roy W. Olivier Photo: http://arinet.com/images/uploads/press_release_images/RoyWOlivier1.png)

(ARI Logo: http://arinet.com/images/uploads/press_release_images/NewLogoTransparency_Black.jpg)

Forward-Looking Statements

Certain statements in this news release contain "forward‐looking statements" regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933. All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projects about the markets in which we operate and the beliefs and assumptions of our management. Words such as "expects," "anticipates," “targets,” “goals,” “projects”, “intends,” “plans,” "believes," “seeks,” “estimates,” “endeavors,” “strives,” “may,” or variations of such words, and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward‐looking statements are subject to a number of risks, uncertainties and assumptions that are difficult to predict, estimate or verify. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Such risks and uncertainties include those factors described in Part 1A of the Company’s annual report on Form 10‐K for fiscal year ended July 31, 2013, filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward‐looking statements. The forward‐looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward‐looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

For media inquiries, contact:

Colleen Brousil¸ Director of Marketing, ARI, +1-414-973-4323, colleen.brousil@arinet.com

For investor inquiries, contact:

Gregory V. Taylor, CFA, Three Part Advisors, +1-214-295-8370, gtaylor@threepa.com

ARI NETWORK SERVICES, INC.

Consolidated Statements of Operations

(Dollars in Thousands, Except per Share Data)

(Unaudited)

Three months ended January 31			Six months ended January 31
2014		2013	2014	2013
Net revenue	$8,135	$7,478	$16,295	$13,420
Cost of revenue	1,686	1,721	3,246	3,129
Gross profit	6,449	5,757	13,049	10,291
Operating expenses:
Sales and marketing	2,442	1,913	4,899	3,135
Customer operations and support	1,780	1,515	3,391	2,561
Software development and technical support (net
of capitalized software product costs)	781	710	1,337	1,323
General and administrative	1,713	1,846	3,201	2,917
Depreciation and amortization (exclusive of amortization
of software product costs included in cost of revenue)	339	339	660	619
Net operating expenses	7,055	6,323	13,488	10,554
Operating loss	(606)	(566)	(439)	(263)
Other income (expense):
Interest expense	(78)	(269)	(148)	(337)
Loss on change in fair value of stock warrants	(10)		(32)	-
Gain on change in fair value of earn-out payable	-		26	-
Other income, net	7	4	15	8
Total other expense	(81)	(265)	(139)	(329)
Loss before provision for income tax	(687)	(831)	(578)	(592)
Income tax benefit	226	835	142	709
Net income (loss)	$(461)	$4	$(436)	$117

Net income (loss) per common share:
Basic	$(0.03)	$0.00	$(0.03)	$0.01
Diluted	$(0.03)	$0.00	$(0.03)	$0.01

ARI Network Services, Inc.

Consolidated Balance Sheets

(Dollars in Thousands, Except per Share Data)

	(Unaudited)	(Audited)
	January 31	July 31
	2014	2013
ASSETS
Cash and cash equivalents	$581	$2,195
Trade receivables, less allowance for doubtful accounts of $377
and $220 at January 31, 2014 and July 31, 2013, respectively	1,691	945
Work in process	180	154
Prepaid expenses and other	1,033	934
Deferred income taxes	2,912	2,938
Total current assets	6,397	7,166
Equipment and leasehold improvements:
Computer equipment and software for internal use	2,848	2,641
Leasehold improvements	612	609
Furniture and equipment	2,903	2,561
	6,363	5,811
Less accumulated depreciation and amortization	(4,301)	(3,948)
Net equipment and leasehold improvements	2,062	1,863
Capitalized software product costs:
Amounts capitalized for software product costs	21,891	20,814
Less accumulated amortization	(17,566)	(16,604)
Net capitalized software product costs	4,325	4,210
Deferred income taxes	3,621	3,451
Other long term assets	95	141
Other intangible assets	3,901	4,099
Goodwill	12,326	12,198
Total assets	$32,727	$33,128

ARI Network Services, Inc.

Consolidated Balance Sheets

(Dollars in Thousands, Except per Share Data)

	(Unaudited)	(Audited)
	January 31	July 31
	2014	2013
LIABILITIES
Current borrowings on line of credit	$400	$-
Current portion of long-term debt	562	450
Current portion of earn-out payable	286	303
Accounts payable	866	710
Deferred revenue	7,523	8,571
Accrued payroll and related liabilities	1,365	1,434
Accrued sales, use and income taxes	134	147
Other accrued liabilities	614	316
Current portion of capital lease obligations	30	24
Total current liabilities	11,780	11,955
Long-term debt	3,714	4,050
Common stock warrants at fair value	286	254
Long-term portion of earn-out payable	169	418
Capital lease obligations	158	169
Other long term liabilities	223	233
Total non-current liabilities	4,550	5,124
Total liabilities	16,330	17,079

SHAREHOLDERS' EQUITY
Cumulative preferred stock, par value $.001 per share, 1,000,000 shares authorized; 0 shares issued and outstanding at January 31, 2014 and July 31, 2013, respectively	-	-
Junior preferred stock, par value $.001 per share, 100,000 shares authorized; 0 shares issued and outstanding at January 31, 2014 and July 31, 2013, respectively	-	-
Common stock, par value $.001 per share, 25,000,000 shares authorized; 13,367,992 and 12,976,588 shares issued and outstanding at January 31, 2014 and July 31, 2013, respectively	13	13
Additional paid-in capital	105,607	104,816
Accumulated deficit	(89,198)	(88,762)
Other accumulated comprehensive loss	(25)	(18)
Total shareholders' equity	16,397	16,049
Total liabilities and shareholders' equity	$32,727	$33,128